                                  EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-3 No. 333-109597) of Newcastle Investment Corporation and in the related Prospectus of our reports dated March 3, 2005, with respect to the consolidated financial statements of Newcastle Investment Corporation, Newcastle Investment Corporations' management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Newcastle Investment Corporation, included in this Annual Report (Form 10-K) for the year ended December 31, 2004.

/s/ Ernst & Young LLP

New York, New York
March 16, 2005